CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our report dated December 31, 2018 on the financial statements and financial highlights of All Terrain Opportunity Fund, a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 1, 2019